Exhibit 99.1

Contact: Max Shevitz	FOR IMMEDIATE RELEASE
President
Tel: 703/925-5590
Email: max_shevitz@learningtree.com

LEARNING TREE ANNOUNCES NEW CHIEF EXECUTIVE OFFICER – RICHARD A. SPIRES

RESTON, VA., October 7, 2015 – Learning Tree (OTCQX: LTRE) announced today that Richard A. Spires has accepted the position of Chief Executive Officer of the Company. Richard Spires has been an independent member of Learning Tree’s Board of Directors since December 2013. In conjunction with Spires’ appointment, Dr. David Collins announced his resignation as the Company’s CEO, effective immediately. Collins will retain his position with the Company as Chairman of the Board and will act an advisor to the Company’s management.

“As we worked together on Learning Tree’s Board over the past two years, I am impressed with Richard’s intelligence and his grasp of the Company’s business,” said Dr. Collins. “I am pleased that Richard will be leading and inspiring the Company as Learning Tree continues to enhance its training services to IT professionals worldwide.”

Richard Spires’s biography is as follows:

Richard A. Spires served as the CEO of Resilient Network Systems during 2014 and 2015, a San Francisco-based software firm that provides the Trust Network platform to bring trust to the cloud and the Internet of Things.

Spires was appointed and served as the U.S. Department of Homeland Security’s (DHS) Chief Information Officer (CIO) from 2009 till 2013. Spires also served as the Vice-Chairman of the Federal Government CIO Council and the Co-Chairman of the Committee for National Security Systems (CNSS), the committee that sets standards for the U.S. Government’s classified systems.

Spires held a number of positions at the Internal Revenue Service (IRS) from 2004 through 2008. He served as the Deputy Commissioner for Operations Support, having overall responsibility for the key support and administrative functions for the IRS. Spires served as the IRS’ CIO, with overall strategic and operational responsibility for a $2 billion budget and a 7,000-person organization. He led the IRS’s Business Systems Modernization program for two and half years, one of the largest and most complex information technology modernization efforts ever undertaken.

From 2000 through 2003, Spires served as President, Chief Operating Officer, and Director of Mantas, Inc., a software company that provides business intelligence solutions to the financial services industry. Prior to Mantas, he spent more than 16 years serving in a number of technical and managerial positions at SRA International.

Spires received a B.S. in Electrical Engineering and a B.A. in Mathematical Sciences from the University of Cincinnati. He also holds a M.S. in Electrical Engineering from the George Washington University. Spires has won a number of awards for his leadership in IT, to include the 2012 Fed 100 Government Executive Eagle Award, TechAmerica’s 2012 Government Executive of the Year, Government Computer News 2011 Civilian Government Executive of the Year and was named a Distinguished Alumnus of the University of Cincinnati’s College of Engineering in 2006.

About Learning Tree International

Established in 1974, Learning Tree International is a leading provider of IT training to business and government organizations worldwide. Over 2.4 million IT professionals have benefited from Learning Tree’s broad proprietary library of 400+ unique courses covering: web development, cyber security, project management, Agile and best practice adoption, operating systems, database administration and programming, networking, cloud computing, software design and development, business intelligence, activity-based intelligence, leadership, management and business skills, and more. Learning Tree’s live, intensive, hands-on, instructor-led courses are offered at Learning Tree Education Centers, on-site at client facilities, and live, online using AnyWare™ — Learning Tree’s superior, web-based attendance platform.

Additionally, Learning Tree provides a suite of workforce optimization services, which help business and government organizations to identify skill levels of their IT staff and new hires, determine skill gaps, and define learning paths to enhance the competencies and performance of their IT staff.

For more information about Learning Tree’s products and services, please call

1-888-THE-TREE (843-8733) or visit LearningTree.com

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Cautionary Statement Regarding Forward Looking Statements

The statements contained herein that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on Learning Tree. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of Learning Tree. There can be no assurance that future developments affecting Learning Tree will be the same as those anticipated. Learning Tree cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. Investors should not put undue reliance on these forward-looking statements, since they are based on key assumptions about future risks and uncertainties. Some of these risks and uncertainties that could affect Learning Tree and its business include, but are not limited to the following: risks associated with the timely development, introduction, and customer acceptance of Learning Tree's courses; competition; international operations, including currency fluctuations; changing economic and market conditions; technology development and new technology introduction; efficient delivery and scheduling of Learning Tree's courses; intellectual property, including having to defend potential infringement claims; risks associated with cyber security; adverse weather conditions, strikes, acts of war or terrorism and other external events; and attracting and retaining qualified personnel. Learning Tree is not undertaking any obligation to update forward-looking statements contained herein to reflect future events, developments or changed circumstances.

In order to help the reader assess the factors and risks in Learning Tree's business that could cause actual results to differ materially from those expressed in the forward looking statements, Learning Tree discusses in its 2014 Annual Report on Form 10-K (“Form 10-K”) and Quarterly Reports on Form 10-Q for the quarterly periods ended April 3, 2015 and July 3, 2015 (“Form 10-Q’s”), those risks in Item 1A, “Risk Factors”. Please read the Form 10-K and the Form 10-Q’s, including the Risk Factors included therein, which are filed with the Securities and Exchange Commission (“SEC”) and available at the SEC's Internet site (http://www.sec.gov).

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